Exhibit 99.1
UniTek Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2009 and 2008

F-i

Report of Independent Registered Public Accounting Firm

Board of Directors
UniTek Holdings, Inc.

We have audited the accompanying consolidated balance sheets of UniTek Holdings, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.   We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UniTek Holdings, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the Company has restated its statements of cash flows for 2009 and 2008.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 12, 2010, except Notes 1, 22, 23, and 24, as to which the date is August 13, 2010

F-ii

UniTek Holdings, Inc.

Consolidated Balance Sheets

	December 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,263,278	$5,348,133
Restricted cash	132,881	450,000
Accounts receivable and unbilled revenue, net of allowances	24,679,947	26,944,879
Inventories	8,325,721	10,844,229
Prepaid expenses and other current assets	3,803,787	2,437,089
Total current assets	39,205,614	46,024,330

Property and equipment, net	20,665,487	13,597,175
Goodwill	137,827,554	171,703,472
Customer contracts, net	26,563,731	42,823,469
Other intangible assets, net	376,799	686,458
Deferred tax asset, net	109,000	34,000
Other long-term assets	7,092,952	7,145,721
Total assets	$231,841,137	$282,014,625

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$19,301,778	$17,259,046
Accrued expenses	23,329,678	20,136,027
Current income taxes	187,000	314,000
Current portion of long-term debt	33,005,777	152,707,127
Current portion of capital lease obligations and vehicle loans	5,097,245	784,836
Total current liabilities	80,921,478	191,201,036

Long-term debt, net of current portion	127,162,500	–
Capital lease obligations and vehicle loans, net of current portion	4,243,804	1,314,140
Deferred income taxes	–	4,831,457
Other long-term liabilities	–	1,669,076
Total liabilities	212,327,782	199,015,709

Shareholders' equity:
Preferred stock $.01 par value (1,000 shares authorized, no shares issued or outstanding)	-	-
Common stock $0.01 par value (150,000,000 shares, authorized, 109,100,000 and 109,050,000 shares issued and outstanding)	1,091,000	1,090,500
Additional paid-in capital	112,746,597	110,871,208
Accumulated other comprehensive income (loss)	60,642	(183,374)
Accumulated deficit	(94,384,884)	(28,779,418)
Total shareholders' equity	19,513,355	82,998,916
Total liabilities and shareholders' equity	$231,841,137	$282,014,625

See accompanying notes.

UniTek Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2009	2008

Revenues	$278,098,344	$215,751,912
Cost of revenues	237,350,454	180,318,723
Gross profit	40,747,890	35,433,189

Selling, general, and administrative expenses	26,859,882	20,863,530
Asset impairment	38,430,952	–
Depreciation and amortization	26,878,027	21,270,188
Operating loss	(51,420,971)	(6,700,529)

Interest income	–	82,271
Interest expense	18,824,916	16,096,036
Other expense, net	284,273	7,480
Loss from continuing operations before income taxes	(70,530,160)	(22,721,774)

Benefit (provision) for income taxes	4,743,254	(4,503,457)
Loss from continuing operations	(65,786,906)	(27,225,231)

Income from discontinued operations (net of tax benefit of $0 and $453,000, respectively)	181,440	4,034,275
Net loss	$(65,605,466)	$(23,190,956)

Net loss per share:
Basic	$(0.60)	$(0.21)
Diluted	$(0.60)	$(0.21)

Weighted average number of shares outstanding:
Basic	109,096,154	108,834,615
Diluted	109,096,154	108,834,615

See accompanying notes.

UniTek Holdings, Inc.

Consolidated Statements of Shareholders' Equity

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total

Balance as of December 31, 2007	108,650,000	$1,086,500	$109,184,648	$–	$(5,588,462)	$104,682,686
Net loss	–	–	–	–	(23,190,956)	(23,190,956)
Currency translation	–	–	–	(183,374)	–	(183,374)
Total comprehensive loss				(183,374)	(23,190,956)	(23,374,330)
Capital contributions	400,000	4,000	396,000	–	–	400,000
Stock compensation expense	–	–	1,290,560	–	–	1,290,560
Balance as of December 31, 2008	109,050,000	1,090,500	110,871,208	(183,374)	(28,779,418)	82,998,916
Net loss	–	–	–		(65,605,466)	(65,605,466)
Currency translation	–	–	–	244,016	–	244,016
Total comprehensive loss				244,016	(65,605,466)	(65,361,450)
Warrants issued in acquisition	–	–	137,500	–	–	137,500
Capital contributions	50,000	500	49,500	–	–	50,000
Stock compensation expense	–	–	1,688,389	–	–	1,688,389
Balance as of December 31, 2009	109,100,000	$1,091,000	$112,746,597	$60,642	$(94,384,884)	$19,513,355

See accompanying notes.

UniTek Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2009	2008
Cash flows from operating activities
Net loss	$(65,605,466)	$(23,190,956)
Adjustments to reconcile net loss to net cash provided by operating activities from continuing operations:
Income from discontinued operations	(181,440)	(4,034,275)
Provision for doubtful accounts	602,779	2,678,743
Depreciation and amortization	26,878,027	21,270,188
Asset impairment	38,430,952	–
Deferred financing cost amortization	2,196,746	1,698,295
Change in fair value of collar	(121,413)	1,264,143
Stock compensation expense	1,688,389	1,290,560
Deferred income taxes	(4,906,457)	4,222,457
Loss on sale of property and equipment	283,407	7,480
Interest added to debt principal	2,021,150	1,345,938
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	979,210	(13,590,427)
Inventories	2,022,807	(4,640,730)
Prepaid expenses and other assets	(1,253,134)	(924,082)
Accounts payable and accrued expenses	2,502,548	7,729,324
Net cash provided by (used in) operating activities – continuing operations	5,538,105	(4,873,342)
Net cash provided by operating activities – discontinued operations	674,399	6,291,141
Net cash provided by operating activities	6,212,504	1,417,799

Cash flows from investing activities
Acquisition of property and equipment	(4,604,711)	(2,785,901)
Proceeds from sale of property and equipment	461,546	30,634
Cash restricted for acquisition of business	317,119	(450,000)
Cash paid for acquisition of businesses	(6,625,793)	(26,016,445)
Net cash used in investing activities	(10,451,839)	(29,221,712)

Cash flows from financing activities
Capital contribution	$450,000	$400,000
Proceeds from revolving credit facilities, net	7,000,000	12,400,000
Proceeds from issuance of long-term debt	–	19,700,186
Repayment of principal on capital leases	(2,643,916)	(881,365)
Repayment of long-term debt	(1,560,000)	(755,000)
Financing fees	(2,209,919)	(1,310,533)
Net cash provided by financing activities	1,036,165	29,553,288
Effect of exchange rate on cash and cash equivalents	118,315	(57,703)
Net (decrease) increase in cash and cash equivalents	(3,084,855)	1,691,672

Cash and cash equivalents at beginning of year	5,348,133	3,656,461
Cash and cash equivalents at end of year	$2,263,278	$5,348,133

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest paid	$14,437,059	$11,624,744
Taxes paid	$259,689	$12,066

Significant noncash items
Fair value of satellite markets provided	$26,000,000	$24,600,000
Acquisition of property and equipment financed by capital lease obligations	$579,394	$200,186

See accompanying notes.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

1. Background

Headquartered in Blue Bell, Pennsylvania, UniTek USA, LLC (“UniTek”), is a premier provider of high-quality, specialized infrastructure services including engineering, construction management and installation fulfillment services to the telecommunications, network services, broadband cable and satellite industries. UniTek has created a scalable platform through which it can rapidly deploy a highly skilled workforce of over 5,000 throughout 89 field offices across the United States and Canada, delivering a comprehensive end-to-end suite of technical labor services. Operations in Canada contributed $12,405,971 and $6,614,944 in revenue in 2009 and 2008, respectively. As of December 31, 2009 and 2008, our long-lived assets for continuing operations located in Canada were $2,571,444 and $501,455, respectively.

On September 27, 2007, UniTek Acquisition, Inc. (“Acquisition”) purchased 100% of the outstanding membership interests of UniTek USA, LLC. Acquisition is a wholly owned subsidiary of UniTek Midco, Inc. (“Midco”). Midco has no substantive operations, assets or liabilities. Midco is a wholly owned subsidiary of UniTek Holdings, Inc. (“Holdings” or the “Company”).  Holdings is majority owned by an investment fund of HM Capital Partners, L.P. (“HM Capital”). The acquisition was accounted for as a business combination and the assets and liabilities of the acquired operations were stated at fair value as of the acquisition date. The acquisition was treated as a purchase with Acquisition as the accounting acquirer.

The Company has adjusted its previously issued statements of cash flows for a mathematical error within cash provided from operations on the statement of cash flows.  The adjustment has no impact on total cash flows from operating activities but did impact the reported amounts of cash provided by continuing operations and cash provided by discontinued operations. The effect of the adjustment for this error is that cash flows provided by (used in) operating activities - continuing operations changed from $6,232,268 to $5,150,164 and from $3,195,208 to ($4,873,342) on the amounts previously reported for the years ended December 31, 2009 and 2008, respectively, and cash flows provided by (used in) operating activities - discontinued operations changed from ($19,764) to $1,062,340 and from ($1,777,409) to $6,291,141 for the years ended December 31, 2009 and 2008, respectively.

Certain cable operations that began during 2009 were discontinued during the first quarter of 2010.  The Company's 2009 financial statements have been restated to classify the financial information of these cable businesses as discontinued operations for financial reporting purposes (see Note 22). The effect of this adjustment for the year ended December 31, 2009 is that cash flows provided by operating activities - continuing operations increased by $387,941 and cash flows provided by operating activities - discontinued operations decreased by the same amount. These cable operations did not exist during 2008.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Holdings and the accounts of its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, amounts contained in certain of the notes to the consolidated financial statements, and the revenues and expenses reported for the periods covered by the financial statements. Although such assumptions are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results could differ significantly from those estimates and assumptions. The Company’s more significant estimates relate to revenue recognition, allowances for bad debts, and valuation of goodwill and intangible assets.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

In the ordinary course of accounting for items discussed above, the Company makes changes in estimates as appropriate and as the Company becomes aware of circumstances surrounding those estimates. Such changes and refinements in estimates are reflected in reported results of operations in the period in which the changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. A specific reserve for bad debts is recorded for known or suspected doubtful accounts receivable. For all other accounts, the Company recognizes a general reserve for bad debts based on the length of time receivables are past due and historical write-off experience. Account balances are charged off against the allowance when the Company believes it is probable that the receivable will not be recovered.

Inventories

Inventories consist primarily of materials and supplies purchased from the customer and used for installation fulfillment services. Inventories are stated at the lower of cost or market, as determined by the first-in, first-out or the specific-identification method.

Prepaid Expenses and Other Current Assets

Prepaid and other current assets consist primarily of prepaid insurance, taxes and expenses. These costs are expensed ratably over the related periods of benefit.

Property and Equipment

Property and equipment are stated at cost. Depreciation is generally calculated using the straight-line method over the estimated useful lives of the assets, which principally range from three to seven years for computers, construction equipment, furniture, vehicles, and equipment. The useful life of leasehold improvements is based on the shorter of the term of the lease or five years. Assets under capital leases are amortized over the lesser of the lease term or the asset’s estimated useful life. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resultant gains or losses are recognized.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

Goodwill is subject to an assessment for impairment using a two-step, fair value-based test with the first step performed at least annually, or more frequently if events or circumstances exist that indicate that goodwill may be impaired. The Company completes an annual analysis of the reporting units at the beginning of the fourth quarter of each fiscal year. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment test is performed to determine the implied value of goodwill for that reporting unit. If the implied value is less than the carrying amount of goodwill for that reporting unit, an impairment loss is recognized for that reporting unit.

The Company amortizes intangible assets, consisting of customer contracts and noncompete agreements from acquired businesses, on a straight-line basis over the 12- to 60-month lives of those agreements (see Note 9).

Other Long-Term Assets

Costs associated with obtaining long-term debt are deferred and amortized to interest expense on a straight-line basis, which approximates the effective interest method, over the term of the related debt (see Note 8). At December 31, 2009 and 2008, $6,579,755 and $6,707,942 (net), respectively, is included in other long-term assets related to deferred financing fees.

The Company reviews impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable based on undiscounted estimated cash flows expected from its use and ultimate disposition. Assets to be disposed of are reclassified to assets held for sale at the lower of their carrying value amount or fair value net of selling costs.

Derivative Financial Instruments

The Company utilizes derivative financial instruments to reduce interest rate risks. The Company does not hold derivative financial instruments for trading purposes. All derivatives are accounted for at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income, based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction.

Revenue Recognition

Revenues from fulfillment services provided to the satellite and cable television markets are recognized as the services are rendered. The Company recognizes revenue from fulfillment  services net of the satellite equipment because the Company has determined that it acts as an agent.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

The Company also enters into contracts that require the installation or construction of specified units within an infrastructure system. Under these contracts, revenue is recognized at the contractually agreed price per unit as the units are completed. Unbilled revenues represent amounts earned and recognized in the period for which customer billings are issued in a subsequent period per the contract terms.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities and other current liabilities approximate fair value due to the short-term nature of those instruments. The carrying value of the capital lease obligations approximates fair value because they bear interest at rates currently available to the Company for debt with similar terms and remaining maturities. The fair values of debt and derivative instruments are discussed in Notes 11 and 12, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Income taxes consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is recorded against a deferred tax asset when it is determined to be more-likely-than-not that the asset will not be realized.

The Company provides an intra-period tax allocation of the income tax expense or benefit for the year among continuing operations and discontinued operations.

Leases

The Company leases vehicles for performing fulfillment services in the satellite and cable services divisions. Leases are accounted for either as operating or capital depending on the terms of the lease. Each lease is reviewed as to the terms and a determination is made whether the vehicle is an operating or capital lease. Operating lease payments are expensed as incurred while payments on capital leases are included on the consolidated balance sheet as a liability and as a fixed asset.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company measures and recognizes compensation expense for all share-based awards made to employees and directors including employee stock options based on estimated fair values.

The consolidated financial statements as of and for the year ended December 31, 2009 and 2008 include stock option expense as compensation expense. Pretax stock-based compensation expense recognized for the years ended December 31, 2009 and 2008 was $1,688,389 and $1,290,560, respectively (refer to Note 16 for additional information). For the years ended December 31, 2009 and 2008, all stock-based compensation expense was included in selling, general, and administrative expenses in the consolidated statements of operations.

Stock-based compensation expense recognized for the years ended December 31, 2009 and 2008 is based on the fair value of awards ultimately expected to vest, net of estimated forfeitures. The Company estimates the fair value of stock-based awards on the date of grant using an option-pricing model. The Company values stock-based awards using the Black-Scholes option-pricing model and recognizes compensation expense on a straight-line basis over the requisite service periods. Stock-based compensation expense recognized during the current period is based on the value of the portion of stock-based awards that is ultimately expected to vest. The Company estimates forfeitures at the time of grant in order to estimate the amount of stock-based awards that will ultimately vest. Limited historical forfeiture data is available. As such, management has based the estimated forfeiture rate on expected employee turnover. The Company records the cash flows resulting from the tax deductions in excess of the compensation cost recognized for those options (excess tax benefit) as financing cash flows.

Reclassifications

Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.

Net Loss Attributable to Common Shares

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the periods plus the dilution that would occur upon the exercise or conversion of any instruments convertible to common stock, such as stock options or warrants.  At December 31, 2009 and 2008, no additional shares were dilutive to the computation because Holdings reported a net loss for each of those years.  Any outstanding stock options, warrants, or other instruments that are convertible to common stock could potentially be dilutive should Holdings report net income in a future period.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued new guidance related to business combinations. This guidance retains the fundamental requirements of existing guidance that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date the acquirer achieves control.

Additionally, it requires contingent purchase price to be measured and recorded at its estimated fair value on the date of acquisition. This guidance was effective for the Company beginning January 1, 2009 and the impact of the adoption of this guidance depends upon the nature and terms of business combinations that the Company consummates on or after January 1, 2009.

On January 1, 2009, the Company adopted new guidance on accounting for uncertainty in income taxes. The new guidance provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. The Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based solely on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood to be sustained upon ultimate settlement. The new guidance also covers the derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

In January 2009, the FASB issued new guidance on disclosures about derivative instruments and hedging activities. The guidance is effective for fiscal years beginning after November 15, 2008 and expands disclosure requirements about an entity’s derivative instruments and hedging activities. The Company has expanded its disclosures about derivative instruments and hedging activities (see Note 12).

In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009, and the Company adopted this guidance commencing with the December 31, 2009 consolidated financial statements. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

2. Summary of Significant Accounting Policies (continued)

In June 2009, FASB Accounting Standards Codification (Codification) was issued, effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification supersedes literature of the FASB, Emerging Issues Task Force and other sources. The Codification did not change U.S. generally accepted accounting principles. The implementation of this standard did not have a material impact on the Company’s consolidated balance sheet and results of operations.

3. DirecTV Enterprises LLC/180 Connect Transaction

On April 18, 2008, the Company entered into an asset purchase and exchange agreement with DTV HSP Merger Sub, Inc., a wholly owned subsidiary of DirecTV Enterprises, LLC (“DirecTV”), one of the Company’s significant customers. The acquisition closed on July 8, 2008. The results were included in the Company’s consolidated results beginning July 9, 2008. The agreement required the Company to pay cash and transfer three of its satellite television markets to DirecTV in exchange for 10 satellite television markets and a cable television installation business formerly owned by 180 Connect, Inc. The transaction allows the Company to develop additional market share and geographic diversification in the satellite television services. The associated cable business acquired in the transaction expanded the existing footprint in the southwestern U.S. and diversified the scope of work offered. No preexisting relationships were settled as part of this agreement.

Acquisition of Business

The Company has accounted for the asset purchase and exchange as a purchase of a business. The purchase price was calculated as the sum of the cash paid, the fair value of the satellite television markets transferred to DirecTV, certain liabilities assumed in the deal and the related transaction costs. The purchase price was allocated to the assets acquired from DirecTV based on their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired was recorded as goodwill. The allocation of purchase price has been adjusted for the final valuation of fixed assets, the actual liabilities assumed in the transaction and the actual transaction costs.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

3. DirecTV Enterprises LLC/180 Connect Transaction (continued)

The final purchase price was calculated as follows:

Cash paid	$6,868,252
Fair value of satellite markets provided	24,600,000
Transaction costs	1,602,075
Total purchase price	$33,070,327

The final price was allocated to the assets acquired and liabilities assumed as follows:

Property, plant and equipment	$1,774,478
Other assets	143,121
Site closure costs and severance	(2,526,916)
Capital leases and vehicle loans	(154,090)
Contracts	15,000,000
Goodwill	18,833,734
Net assets acquired	$33,070,327

In connection with the acquisition of the cable business from DirecTV, the Company developed a plan to close certain facilities and reduce personnel of the acquired business in areas where the Company was not able to continue a contractual relationship with the customer. In connection with the plan, the Company established reserves in purchase accounting totaling approximately $2.3 million. During 2008, the facilities were abandoned and all positions were eliminated. The balance of the reserve at December 31, 2009 reflects lease obligations associated expenses in the accompanying consolidated balance sheet. A summary of the reserve activity related to the restructuring plan as of and for the year ended December 31, 2009 is as follows:

	Initial Reserves Recorded in Purchase Accounting	2008 Payments	Balance as of December 31, 2008	2009 Payments and Adjustments	Balance as of December 31, 2009

Severance-related costs	$49,000	$49,000	$–	$–	$–
Lease exit costs	2,225,608	772,167	1,453,441	335,387	1,118,054
Total	$2,274,608	$821,167	$1,453,441	$335,387	$1,118,054

Discontinued Operations

The satellite television markets transferred to DirecTV met the definition of a business and was treated as a disposal of a portion of a reporting unit. The carrying value of contract assets and goodwill attributable to these markets was determined by an allocation based on the relative fair values of the satellite television markets being disposed of and retained by the Company. The difference between the fair value and carrying value of the satellite television markets transferred to DirecTV was $(871,417) and was recorded as a loss within discontinued operations on the consolidated statement of operations.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

3. DirecTV Enterprises LLC/180 Connect Transaction (continued)

As a result of the asset purchase and exchange, the operations and cash flows generated from the satellite television markets provided to DirecTV have ceased for the Company. Accordingly, the Company has treated the operations of these markets as discontinued operations on the consolidated statement of operations, and the revenues, costs and expenses directly associated with these markets have been classified as discontinued operations on the consolidated statement of operations.

4. 2009 DirecTV Market Swap

On February 1, 2009, the Company entered into an asset exchange agreement with DirecTV, one of the Company’s significant customers. The exchange of satellite installation sites was completed by April 1. The results of the acquired business were included in the Company’s consolidated results beginning with the timing of the transfer of each site. No cash was transferred as part of the transaction. No preexisting relationships were settled as part of this agreement.

Acquisition of Business

The Company has accounted for the asset exchange as a purchase of a business. The purchase price was calculated as the fair value of the satellite television markets transferred to DirecTV. The purchase price was allocated to the assets acquired from DirecTV based on their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired was recorded as goodwill. The allocation of the purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

The results of the 2009 DirecTV swap are included in the consolidated results of the Company effective at the date of the swap. During 2009, DirecTV markets received in the swap contributed revenue of $37,171,299 and operating income of $3,589,608 including depreciation and amortization.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

4. 2009 DirecTV Market Swap (continued)

The preliminary purchase price was calculated as follows:

Fair value of satellite markets provided	$26,000,000
Total purchase price	$26,000,000

The purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$192,534
Customer contracts	9,800,000
Goodwill	16,007,466
Net assets acquired	$26,000,000

Discontinued Operations

The satellite television markets transferred to DirecTV met the definition of a business and were treated as a disposal of a portion of a reporting unit. The carrying value of contract assets and goodwill attributable to these markets was determined by an allocation based on the relative fair values of the satellite television markets being disposed of and retained by the Company. The fair value of the satellite television markets transferred to DirecTV exceeded their carrying value by $110,885 and was recorded as a gain within discontinued operations on the consolidated statement of operations.

As a result of the asset purchase and exchange, the operations and cash flows generated from the satellite television markets provided to DirecTV have ceased for the Company. Accordingly, the Company has treated the operations of these markets as discontinued operations on the 2009 consolidated statement of operations, and the revenues, costs and expenses directly associated with these markets have been classified as loss from discontinued operations on the consolidated statement of operations.

5. Other Acquisitions

Acquisition of Metro Cable Services, Inc.

On September 30, 2009, the Company acquired substantially all of assets and assumed certain liabilities of Metro Cable Services, Inc. (“Metro”), a company that provides cable television installation services in the greater Dallas, TX area, for a total purchase price of $2,767,917. The combination of the acquisition and the Company’s existing business substantially expands the Company’s presence in the greater Dallas and Ft. Worth, TX area. The purchase agreement provides that the sellers will be paid either 375,000 shares or $255,417, depending upon certain conditions. The purchase agreement also contains provisions allowing the sellers to realize contingent purchase price consideration of up to $250,000 in cash and 375,000 shares of common stock of Holdings, contingent upon achieving certain sales levels. The fair value of the contingent consideration of $512,500 has been included in the preliminary purchase price. The intangible asset valued at $100,000 relates to a noncompete agreement which is being amortized over 12 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The preliminary purchase price was calculated as follows:

Cash	$2,000,000
Cash or shares	255,417
Contingent purchase price consideration	512,500
Total purchase price	$2,767,917

The preliminary purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$134,492
Goodwill	403,718
Customer contracts	2,200,000
Noncompete agreement	100,000
Capital lease obligations and vehicle loans – current	(32,826)
Capital lease obligations and vehicle loans – long term	(37,467)
Total net assets acquired	$2,767,917

The results of Metro were included in the consolidated results of the Company effective September 30, 2009. During 2009, Metro contributed revenue of $1,196,102 and operating income of $(94,994) including depreciation and amortization.

Acquisition of AMBB LLC

On October 2, 2009, the Company acquired substantially all of assets and assumed certain liabilities of AMBB LLC (“AMBB”), a company that provides cable television installation services in the northeastern United States, for a total purchase price $2,366,413. The acquisition expands the Company’s cable installation operations into new geographical areas of the northeastern U.S. The purchase agreement contains provisions allowing the sellers to realize contingent purchase price consideration consisting of up to 250,000 warrants of Holdings, contingent upon achieving certain sales levels. The acquisition date fair value of the warrants of $137,500 has been included in the preliminary purchase price. The intangible asset valued at $200,000 relates to a noncompete agreement which is being amortized over 12 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The preliminary purchase price was calculated as follows:

Cash	$2,228,913
Contingent purchase price consideration	137,500
Total purchase price	$2,366,413

The preliminary purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$1,109,769
Goodwill	455,352
Customer contracts	1,500,000
Noncompete agreement	200,000
Accrued expenses	(22,464)
Capital lease obligations and vehicle loans – current	(101,007)
Capital lease obligations and vehicle loans – long term	(775,237)
Total net assets acquired	$2,366,413

The results of AMBB were included in the consolidated results of the Company effective October 3, 2009. During 2009, AMBB contributed revenue of $2,410,549 and operating income of $(154,665) including depreciation and amortization.

Acquisition of C&C Communications, Inc.

On November 16, 2009, Wirecomm Systems Inc. (a wholly owned Canadian subsidiary of the Company) acquired substantially all of assets and assumed certain liabilities of C&C Communications, Inc. (“C&C”), a company that provides cable television installation services in the greater Toronto, Ontario area for a total purchase price $1,807,897. The combination of the acquisition and the Company’s existing business substantially expands the Company’s presence in the greater Toronto area. The purchase agreement contains provisions allowing the sellers to realize contingent purchase price consideration of up to $189,888 contingent upon achieving certain sales levels. The acquisition date fair value of the contingent consideration of $186,090 has been included in the preliminary purchase price. The intangible asset valued at $47,575 relates to a noncompete agreement which is being amortized over 12 months. The amortization of intangible assets and goodwill is deductible for tax purposes.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The allocation of purchase price has been performed on a preliminary basis and is subject to adjustment and finalization, which management expects to complete during 2010.

The preliminary purchase price was calculated as follows:

Cash paid to sellers	$1,621,807
Contingent purchase price consideration	186,090
Total purchase price	$1,807,897

The preliminary purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$120,879
Prepaid expenses	47,622
Goodwill	830,621
Customer contracts	761,200
Noncompete agreement	47,575
Total net assets acquired	$1,807,897

The results of C&C were included in the consolidated results of the Company effective November 16, 2009. During 2009, C&C contributed revenue of $631,098 and operating income of $30,752 including depreciation and amortization.

Acquisition of Nexlink Communications

On June 20, 2008, the Company acquired substantially all of assets and assumed certain liabilities of Nexlink Communications (“Nexlink”), a company that provides engineering consulting, and construction management for the telecommunications industry and cable installations, for a total purchase price $6,920,316. This transaction enhanced the capabilities of the network services division by providing complete end-to-end engineering, design and construction services to its customers. The purchase agreement contains a provision allowing the sellers to realize additional purchase price consideration of $750,000 contingent upon achieving certain sales levels. This contingency has been resolved and fully earned as of December 31, 2009. The intangible asset valued at $100,000 relates to a noncompete agreement which is being amortized over 15 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been adjusted for the final valuation of fixed assets, the actual achievement of purchase price adjustment and the actual transaction costs.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The final purchase price was calculated as follows:

Cash paid to sellers	$6,639,905
Transaction costs	280,411
Total purchase price	$6,920,316

The final purchase price was allocated to the assets acquired and liabilities assumed as follows:

Prepaid expenses	$128,768
Property and equipment	727,826
Goodwill	3,936,997
Customer contracts	2,400,000
Noncompete agreement	100,000
Capital lease obligations and vehicle loans – current	(124,425)
Capital lease obligations and vehicle loans – long term	(248,850)
Total net assets acquired	$6,920,316

Acquisition of Advanced Broadband System Services, Inc.

On December 30, 2008, the Company acquired substantially all of assets and assumed certain liabilities of Advanced Broadband System Services, Inc. (“ABSS”), a company that provides cable television and broadband communications consulting, construction management and cable installation services, for a total purchase price of $4,622,134. The acquisition of ABSS reinforces the Company’s infrastructure services division and allows the Company to become a full-service provider to the telecommunications industry. The purchase agreement contains a provision allowing the sellers to realize additional purchase price consideration of $450,000 contingent upon achieving certain sales levels in fiscal year 2009. The $450,000 amount was placed into escrow and included in restricted cash in the December 31, 2008 consolidated balance sheet. The actual sales level achieved in 2009 resulted in payment of $317,119 from the escrow account. The intangible asset valued at $450,000 relates to noncompete agreements, which are being amortized over 24 months. The amortization of intangible assets and goodwill is deductible for tax purposes. The allocation of purchase price has been adjusted for the final valuation of fixed assets, the actual achievement of purchase price adjustment and the actual transaction costs.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

5. Other Acquisitions (continued)

The final purchase price was calculated as follows:

Cash paid to sellers	$4,367,119
Transaction costs	255,015
Total purchase price	$4,622,134

The final purchase price was allocated to the assets acquired and liabilities assumed as follows:

Property and equipment	$976,510
Goodwill	779,761
Customer contracts	2,700,000
Intangibles – noncompete	450,000
Capital lease obligations and vehicle loans – current	(85,122)
Capital lease obligations and vehicle loans – long term	(199,015)
Total net assets acquired	$4,622,134

Unaudited Pro Forma Information

The following unaudited pro forma data presents revenue and results of operations as if the acquisitions of Metro, AMBB, C&C, the 2009 DirecTV swap, Nexlink, ABSS and the DirecTV/180 Connect transaction had occurred on January 1, 2008 for the year ended December 31, 2008, and the acquisition of Metro, AMBB, C&C and the 2009 DirecTV swap had been completed as of January 1, 2009 for the year ended December 31, 2009 is as follows (in thousands):

	Year Ended December 31,
	2009	2008
Revenues	$295,552	$348,964
Loss from continuing operations before income taxes	$(69,465)	$(22,321)

6. Accounts Receivable and Unbilled Revenue

Accounts receivable consists of the following:

	December 31
	2009	2008

Trade accounts receivable	$19,583,622	$17,832,590
Unbilled revenue	6,425,484	11,224,870
Total	26,009,106	29,057,460
Less allowance	(1,329,159)	(2,112,581)
Accounts receivable, net	$24,679,947	$26,944,879

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

6. Accounts Receivable and Unbilled Revenue (continued)

Activity for the allowance account is as follows:

	Year Ended December 31
	2009	2008

Allowances at beginning of the year	$2,112,581	$1,177,544
Provision	602,779	2,678,743
Amounts charged against allowances	(1,386,201)	(1,743,706)
Allowances at end of the year	$1,329,159	$2,112,581

Amounts charged against the reserve primarily represent the write-off of trade accounts and unbilled revenue which had been fully reserved previously.

7. Property and Equipment

Property and equipment consisted of the following:

	December 31
	2009	2008

Vehicles	$5,424,789	$5,617,300
Computers and equipment	5,723,963	3,201,300
Furniture and fixtures	377,350	334,095
Construction equipment	8,675,948	6,770,567
Leasehold improvements	1,011,731	785,542
Assets under capital leases	10,509,318	1,688,707
	31,723,099	18,397,511
Less accumulated depreciation	(11,057,612)	(4,800,336)
	$20,665,487	$13,597,175

Depreciation expense, including amortization of assets under capital leases, was $6,827,042 and $4,162,361 for the years ended December 31, 2009 and 2008, respectively.

Property and equipment includes gross assets acquired under capital leases of $10,509,318 and $1,688,707 at December 31, 2009 and 2008, respectively. Amortization of assets under capital leases is included in depreciation expense.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

8. Other Long-Term Assets

Other long-term assets, net of accumulated amortization, consisted of the following:

	December 31
	2009	2008

Financing fees, net	$6,579,755	$6,707,942
Refundable deposits and other	513,197	437,779
Total other long-term assets	$7,092,952	$7,145,721

Financing fees represent direct costs associated with the issuance of debt. Such costs are amortized to interest expense over the remaining life of the debt.

9. Goodwill and Intangible Assets

The following table summarizes the changes in the carrying amount of the Company’s goodwill:

	Year Ended December 31
	2009	2008

Beginning balance	$171,703,472	$174,078,695
Goodwill associated with acquisitions	17,697,157	21,722,417
Transfer of satellite markets in DirecTV and 180 Connect transactions	(21,031,502)	(19,799,097)
Impairment of Telecom reporting unit	(32,369,648)	–
Revision of purchase price allocations	1,828,075	(4,298,543)
Ending balance	$137,827,554	$171,703,472

Accumulated impairment at December 31, 2009 and 2008 was $32,369,648 and $0, respectively.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

9. Goodwill and Intangible Assets (continued)

Other intangible assets consisted of the following:

	December 31
	2009	2008
Intangible assets:
Customer contracts	$70,467,827	$66,400,000
Noncompete agreements	1,025,047	949,722
Total intangible assets	71,492,874	67,349,722

Accumulated amortization:
Customer contracts	43,904,096	23,576,531
Noncompete agreements	648,248	263,264
Total accumulated amortization	44,552,344	23,839,795
Intangible assets, net	$26,940,530	$43,509,927

The customer contracts are being amortized on a straight-line basis over the 28- to 60-month lives of those agreements. The noncompete agreements are being amortized on a straight-line basis over 15 to 24 months. The Company recognized amortization expense for intangible assets of $20,712,549 and $19,624,943 for the years ended December 31, 2009 and 2008, respectively.

Estimated aggregate amortization expense of intangible assets for each of the succeeding years is as follows:

Year ending December 31,
2010	$13,221,714
2011	7,367,159
2012	5,739,152
2013	612,505
Total	$26,940,530

The Company performed its required annual goodwill impairment test as of October 3, 2009 and determined that the carrying value of its telecom reporting unit exceeded its fair value and was therefore impaired. The reduction in the fair value of the telecom reporting unit was a result of expected declines in revenue. The Company calculated the implied value of goodwill for that reporting unit by performing a hypothetical purchase price allocation, and determined that an impairment loss of $32,369,648 was required.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

9. Goodwill and Intangible Assets (continued)

The Company determined that the impairment of the Telecom reporting unit represented an indicator of impairment over the other intangible assets and long-lived assets of the reporting unit. Contracts of the Telecom reporting unit that were assigned a value on the date they were acquired by the Company are treated as an asset group for purposes of the long-lived impairment test. As a result, the Company performed the required tests of recoverability for each asset group over their lives and determined that the estimated undiscounted cash flows of its customer contracts and noncompete agreements did not exceed their carrying value. The Company calculated the fair value of these assets and determined that an impairment loss of $6,061,304 was required to state the customer contracts and the noncompete agreements at their fair values.

The methods of determining the fair value of the Telecom reporting unit, the customer contracts, and the noncompete agreements are discussed more fully in Note 21. The impairment losses were recorded as a component of operating loss in the Company’s 2009 consolidated statement of operations. No such impairment losses were recorded during the year ended December 31, 2008.

10. Accrued Expenses

Accrued expenses consisted of the following:

	December 31
	2009	2008

Accrued compensation and benefits	$4,154,829	$5,404,011
Acquisition liabilities	3,099,790	1,453,441
Accrued subcontractor	1,473,844	2,635,051
Retention payables	2,064,414	1,501,885
Accrued insurance reserves	4,514,705	1,312,649
Accrued litigation contingencies	2,130,957	772,914
Interest rate collar	1,547,663	–
Accrued expenses – other	4,343,476	7,056,076
Total accrued expenses	$23,329,678	$20,136,027

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt

Long-term debt consisted of the following:

	December 31
	2009	2008
First Lien Credit Agreement:
Revolving credit facility	$11,500,000	$4,500,000
Term B credit facility	75,502,500	77,062,500
Term C credit facility	19,500,000	19,500,000
	106,502,500	101,062,500

Second Lien Credit Agreement:
Term facility	25,000,000	25,000,000
Holdings revolving facility	28,665,777	26,644,627
Total debt	160,168,277	152,707,127
Less current portion	33,005,777	152,707,127
Long-term debt, net of current portion	$127,162,500	$–

Maturities of long-term debt are as follows:

Year ending December 31,
2010	$33,005,777
2011	2,340,000
2012	124,822,500
Total	$160,168,277

Term Loan (First Lien)

The First Lien Credit Agreement provides for a First Lien Revolving Credit Facility, a First Lien Term B Credit Facility and a First Lien Term C Credit Facility. The Company entered into two amendments with the First Lien debt holders in 2009. The first amendment in June 2009 modified certain covenants in return for a 1% fee and an increase in the interest rate. The second amendment, in December 2009, provided retroactive covenant relief for certain matters as of December 31, 2008, modified certain financial covenants through September 2012 pending meeting the required terms for closing the amendment and provided forbearance through February 15, 2010 until certain terms were met. These terms were met with an infusion of equity and the closing of an acquisition in January 2010 that are discussed in Note 24.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt (continued)

The Revolving Credit Facility provides loans in a maximum amount of $20,000,000 and matures on September 27, 2012. In connection with the closing of the amendment in January 2010, the interest rate is, at the Company’s option, either a rate of one-half of 1% per annum above the Federal Funds Rate plus 5.0% for base rate advances or the Eurodollar rate plus 6% provided that the rate will increase 75 basis points if the Company’s Leverage Ratio (as defined in the Credit Facility) exceeds a certain level. Unused borrowings under the Revolving Credit Facility are subject to a 1% commitment fee per annum. As of December 31, 2009, the Company had drawn $11,500,000 on the revolver and $2,975,000 of letters of credit were outstanding as of that date. Borrowings under the Revolving Credit Facility are classified as long-term debt based on the Company’s intent and ability to refinance the borrowing on a long-term basis. Borrowings on the revolver are secured by the assets of the Company.

The First Lien Term B Credit Facility as amended is for $78,000,000. The Company did not make any additions to the Term B credit facility in 2009. As of December 31, 2009, $75,502,500 was outstanding under the First Lien Term B Loan. The term loan provides for interest, depending on the Company’s election, with interest at a rate of one-half of 1% per annum above the Federal Funds Rate plus 5.5% or Eurodollar plus 6.5% at the Company’s option. At December 31, 2009 in connection with the closing of the amendment in January 2010, the interest rate increases by 75 basis points if the Company’s Leverage Ratio (as defined in the Credit Facility) exceeds a certain level. The First Lien Term B loan is to be amortized from December 31, 2007 until maturity. The First Lien Term B Credit Facility is secured by substantially all of the assets of the Company.

Term Loan (First Lien)

The First Lien Term C Credit Facility is for $19,500,000 which is the outstanding balance as of December 31, 2009. There were no additions to the Term C in 2009. The Term C interest rate was amended to 16.25% on $8,000,000 of the Term C Credit Facility for the period from April 1, 2009 to December 31, 2009 in connection with the December 2009 amendment and 13.08% on the remaining $11,500,000. Effective January 1, 2010, the interest rate on the $8,000,000 increased to 16.5%.

The First Lien Credit Agreement as amended includes various financial covenants, the most significant of which requires that the Company maintain certain quarterly financial ratios and limits annual capital expenditures. The required quarterly financial ratios become more restrictive to the Company over time. The Company’s future compliance with quarterly financial ratios is dependent on the Company’s ability to generate profits in excess of required amounts, which is subject to the risks and uncertainties surrounding the Company’s business. With the closing of the December 2009 amendment in January 2010, the Company was in compliance with all covenants at December 31, 2009. The Company was not in compliance with the terms of the First Lien Credit Facility at December 31, 2008 on the date of the original issuance of the financial statements; accordingly, the debt has been reflected as a current liability at December 31, 2008 in the accompanying consolidated balance sheet.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt (continued)

Term Loan (Second Lien)

The Second Lien Credit provides for a $25,000,000 Term facility that matures on September 27, 2012 and is repayable in full at that date. The Company entered into two amendments with the Second Lien debt holders in 2009. The first in May modified certain covenants in return for a 1% fee and an increase in the interest rate. The second amendment in December modified certain financial covenants through September 2012 pending meeting the required terms for closing the amendment. These terms were met with an infusion of equity and the closing of an acquisition in January 2010 that are discussed in Note 24. The interest rate at December 31, 2009 was the greater of 15.0% per annum and the Eurodollar rate plus 7.25%. The Second Lien amendment included a change in the interest rate to a rate of the greater of 15.75% per annum and the Eurodollar rate plus 7.25%. Interest is due quarterly beginning on December 31, 2007 until maturity.

The agreement includes various covenants, the most significant of which requires the Company to maintain certain quarterly financial ratios and limits capital expenditures. The Second Lien Term Loan Agreement is secured by substantially all of the assets of the Company. With the closing of the December 2009 amendment in January 2010, the Company was in compliance with all covenants at December 31, 2009.

Pursuant to the terms of the Second Lien Credit Facility, the Second Lien Credit Facility has also been reflected as a current liability at December 31, 2008 in the accompanying consolidated balance sheet as a result of the First Lien debt not being in compliance on the date of original issuance.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

11. Long-Term Debt (continued)

Holdings Revolving Facility

Holdings entered into a Loan Authorization Agreement dated as of September 25, 2007 with BMO Capital Markets Financing, Inc. (“BMO”).  The Loan Authorization Agreement established an $18,000,000 revolving credit facility (the “Holdings Revolving Facility”), and amounts borrowed against the facility are evidenced by a promissory note.  Interest is calculated based on the prime commercial rate, as defined in the Loan Authorization Agreement.  The average interest rates during 2009 and 2008 were 7.25% and 5.5%, respectively.  Interest on the borrowings are payable quarterly, at the option of Holdings, in cash or by adding such interest to the unpaid principal balance of the facility.  All interest incurred to date has been added to the principal balance of the facility.  Accrued and unpaid interest was $3,665,777 and $1,644,627 at December 31, 2009 and 2008, respectively.  The Holdings Revolving Facility and any unpaid interest accumulated to date are payable and mature on demand of BMO.  On March 24, 2008 and September 15, 2009, Holdings entered into amendments to the Loan Authorization Agreement that increased the amount of maximum credit under the facility to $28,000,000 and $35,000,000, respectively.  The obligations under the Loan Authorization Agreement are guaranteed by two funds of HM Capital.  There are no financial covenants included in the Holdings Revolving Facility.   The Holdings Revolving Facility is not secured or guaranteed by any assets of Holdings' subsidiaries.

12. Derivative Financial Instruments

The Company manages interest rate exposure by using derivative instruments to reduce the variability of interest payments for variable-rate debt. The Company is also required to maintain interest rate hedge agreements covering a notional amount of not less than 50% of the debt outstanding under the First Lien Credit Agreement.

On November 29, 2007, the Company entered into an interest rate collar agreement with an aggregate notional principal amount of $65,000,000 and a maturity date of November 30, 2010. The collar is used to hedge the required portion of the Company’s First Lien Credit Agreement and consists of a cap and a floor with a strike of 5.50% and 2.98%, respectively. The strike is indexed to three-month LIBOR. The change in the fair value of the derivative is reported as a component of interest expense. The amount of interest expense recorded for the interest rate collar for the years ended December 31, 2009 and 2008 was $1,272,114 and $1,712,168, respectively, which includes changes in the fair value of the collar liability. The fair value of the interest rate collar liability was $1,547,663 and $1,669,076 at December 31, 2009 and 2008, respectively, and is recorded as a component of accrued expenses in the consolidated balance sheet at December 31, 2009 and as other long-term liability in the consolidated balance sheet at December 31, 2008.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

13. Income Taxes

The components of (benefit) provision for income taxes were as follows:

	Year Ended December 31
	2009	2008
Federal:
Current	$–	$–
Deferred	(4,197,254)	3,647,516
Total	$(4,197,254)	$3,647,516

Foreign:
Current	$165,000	$314,000
Deferred	(74,000)	(34,000)
Total	$91,000	$280,000

State:
Current	$22,000	$–
Deferred	(659,000)	575,941
Total	$(637,000)	$575,941

The components of net deferred tax assets and liabilities are as follows:

	Year Ended December 31
	2009	2008
Gross deferred tax assets:
Net operating losses	$11,934,000	$3,866,783
Loss on asset write-down	–	353,000
Depreciation and amortization	12,278,000	7,410,957
Accrued interest expense	1,158,000	823,000
Goodwill	6,324,000	–
Other	1,723,000	1,015,000
Total gross deferred tax assets	33,417,000	13,468,740
Less valuation allowance	(33,308,000)	(13,434,740)
Net deferred tax assets	$109,000	$34,000

Gross deferred tax liabilities:
Goodwill	$–	$4,831,457

Total gross deferred tax liability	$–	$4,831,457
Net deferred tax liability	$–	$4,831,457

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

13. Income Taxes (continued)

At December 31, 2009 and 2008, the Company had gross deferred income tax assets of approximately $33,417,000 and $13,468,739, respectively, and gross deferred income tax liabilities of $0 and $4,831,457, respectively, which result primarily from federal and state net operating loss carry forwards, foreign tax, reserve balances, and depreciation and amortization. Because the Company has not yet achieved profitable operations, management believes the potential tax benefits from the deferred tax assets do not satisfy the realization criteria set forth in FASB ASC 740, and accordingly, has recorded a valuation allowance of the entire gross tax asset.

For tax purposes, goodwill is being amortized. In periods when the cumulative book basis of goodwill exceeds the tax basis of goodwill, as the basis difference will not reverse within the period that the deferred tax assets will reverse, a net tax deferred liability is recorded in the consolidated financial statements.

A reconciliation of U.S. statutory federal income tax rate related to pretax income (loss) from continuing operations to the effective tax rate for the years ended December 31 is as follows:

	2009	2008

U.S. statutory federal rates applied to pretax loss	35.0%	35.0%
Nondeductible expenses	(1.2)	(4.0)
State income taxes net of federal benefit	3.6	5.8
Provision to return adjustment	(1.2)	(1.1)
Other	(1.6)	2.0
Valuation allowance on deferred tax assets	(28.0)	(59.2)
Canada impact	0.2	0.4
Effective income tax rate	6.8%	(21.1)%

The Company’s effective tax rate differed from the federal statutory rate due to deferred state tax assets and liabilities and the Company’s valuation allowance.

At December 31, 2009 and 2008, the Company had federal and state net operating loss carry forwards of approximately $30,857,000 and $9,542,000, respectively, which begin to expire in 2014 and are fully expired in 2029.

The Company did not have unrecognized tax benefits as of December 31, 2009 and does not expect this to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2009, the Company has not accrued interest or penalties related to uncertain tax positions. The Company’s tax returns for the years ended December 31, 2007 through December 31, 2009 are still subject to examination by tax jurisdictions.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

14. Concentration of Credit Risk

Financial instruments that may potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and contract receivables. The Company maintains substantially all of its cash investments with what it believes to be high-credit-quality financial institutions. As a policy, the Company does not collateralize its receivables; however, if collectability becomes questionable, appropriate liens may be filed.

The Company’s three largest customers accounted for approximately 85% and 86% of its consolidated revenues for the years ended December 31, 2009 and 2008, respectively. The Company’s three largest customers accounted for approximately 64%, 13% and 8% of its consolidated revenues, respectively, for the year ended December 31, 2009 compared to 53%, 21% and 12% of its consolidated revenues, respectively, for the year ended December, 31, 2008.

At December 31, 2009, accounts receivable, including unbilled revenue, due from the Company’s four largest customers with respect to outstanding receivables represented 26%, 23%, 17% and 16%, respectively, of the Company’s total accounts receivable balance. No other customer represented 10% or more of accounts receivable as of December 31, 2009. At December 31, 2008, the Company’s two largest customers with respect to outstanding receivables represented 61% and 20%, respectively, of the Company’s total accounts receivable balance. No other customer represented 10% or more of accounts receivable as of December 31, 2008.

15. Shareholder’s Equity

At the Company’s inception, the Board of Directors authorized 150,001,000 shares of capital stock consisting of 1,000 shares of preferred stock, par value $0.01 per share and 150,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2009, the Company had 109,100,000 shares of common stock issued and outstanding.  There were no shares of preferred stock issued or outstanding at December 31, 2009.

16. Stock-Based Compensation

As of December 31, 2009, a total of 17,881,250 shares of Holdings’ common stock had been reserved for issuance under the 2007 Equity Incentive Plan (the “2007 Plan”) including 396,449 shares remaining eligible for the grant of awards under the plan.

Administration of the 2007 Plan. The 2007 Plan is administered by Holdings’ compensation committee of the Board of Directors or by one or more committees of the Board of Directors as designated. The administrator of the 2007 Plan and its authorized delegates have the authority to select the persons to whom awards may be granted and to determine: (i) the number, type and value of awards; (ii) the exercise price of an award and the time when it may be exercised (the plan administrator may not set the exercise price of an award lower than the fair market value of the stock on the date of the grant); (iii) the method of payment of the exercise price; and (iv) the other terms and conditions of awards.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

16. Stock-Based Compensation (continued)

Eligibility. Participation in the 2007 Plan is limited to employees, directors and consultants. The plan administrator, in its sole discretion, will determine which participants are eligible to participate in the 2007 Plan.

Vesting and Performance Objectives. An award under the 2007 Plan will become vested only if the vesting conditions set forth in the award agreement (as determined by the plan administrator) are satisfied. The vesting conditions include performance of services for a specified period. In granting performance-based awards, which are regulated by Section 162(m) of the Internal Revenue Code, the plan administrator is bound to follow the criteria established under the 2007 Plan. Generally, options vest over a five-year period.

Reorganization Event. Upon a change of control as defined under the 2007 Plan, all of the outstanding awards shall immediately vest.

Term of the Plan. Unless earlier terminated by the Board of Directors, the 2007 Plan will terminate on September 25, 2017.

In 2009 and 2008, the Company considered the following methodologies in arriving at its opinion as to the fair value of our common stock:

•	an estimate of the value of the Company based on the values of publicly held companies with similar businesses;

•
an estimate of the value of the Company based on a discounted cash flow analysis, utilizing the present value of anticipated future cash flows, discounted at an appropriate discount rate reflecting the risk inherent in the investment; and

•
allocation of our Company’s equity value, as determined by reference to the above analyses, to our outstanding classes of equity securities based on the relative risks, preferences, and privileges of such securities.

The Company estimated the fair value of its common stock based on the values of other publicly held companies engaged in similar businesses expressed as a multiple of earnings.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

16. Stock-Based Compensation (continued)

For the purpose of calculating the fair value of the Company’s stock options, the Company estimates expected stock-price volatility based on a value calculated using the historical volatility of an appropriate industry sector index. The risk-free interest rate assumption included in the calculation is based upon observed interest rates appropriate for the expected life of the employee stock options. The dividend yield assumption is based on the Company’s intent not to issue a dividend. The expected holding period is based on management’s best estimate of the period over which the options will be held.

Stock-based compensation expense recognized for the year ended December 31, 2009 was based on awards ultimately expected to vest, net of estimated forfeitures. Forfeitures were estimated based on management’s expectations as to the length of time they expect to own the Company.

The weighted-average fair value per share of stock options granted was $0.41 and $0.55 for the years ended December 31, 2009 and 2008, respectively. There were no stock options exercised during the year ended December 31, 2008. The weighted-average, grant-date fair value of options granted was $657,194 and $4,587,288 for the years ended December 31, 2009 and 2008, respectively.

The fair value of each option grant for the year ended December 31, 2009 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31
	2009	2008
Weighted-average assumptions:
Expected volatility	63.03%	58.08%
Dividend yield	0.00%	0.00%
Risk-free interest rate	2.19%	2.98%
Annual forfeiture rate	4.00%	4.00%
Expected holding period (in years)	5	5

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

16. Stock-Based Compensation (continued)

The following tables summarize information for the options outstanding and exercisable for the year ended December 31, 2009:

	Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value

Balance, December 31, 2008	16,559,026	$1.00
Granted	1,610,375	1.00
Forfeited	(684,600)	1.00
Balance, December 31, 2009	17,484,801	$1.00

Options expected to ultimately vest as of December 31, 2009	15,312,362	$1.00	7.7	$–

Options exercisable as of December 31, 2009	4,739,445	$1.00	7.7	$–

As of December 31, 2009, there was $5,488,000 of total unrecognized compensation cost, which includes the impact of expected forfeitures related to unvested stock-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 3.3 years.

17. Warrants

On September 27, 2007, concurrently with the purchase of UniTek USA, LLC, warrants were issued to purchase 5,000,000 shares of Holdings’ common stock with an exercise price of $2.50. The warrants are immediately exercisable and have a contractually agreed-upon 10-year term. The fair value of the warrants is $1,350,000 and was estimated using the Black-Scholes option-pricing model. The warrants were fully exercisable on the date of grant; accordingly, they have been reflected as a cost of the transaction.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

18. Commitments and Contingencies

The Company rents office space and equipment and trucks under noncancelable operating and capital leases, certain of which contain purchase option terms. Operating lease payments are expensed as incurred. During 2009, approximately $8,158,028 of trucks previously treated as operating leases were converted to capital leases by an amendment with the lessor. The future minimum lease commitments for all noncancelable operating and capital leases as of December 31, 2009 are as follows:

	Capital Leases	Operating Leases
Year ending December 31,
2010	$5,189,235	$8,369,933
2011	2,849,952	6,352,202
2012	1,161,372	4,382,416
2013	309,069	3,124,059
2014	–	836,430
Thereafter	–	107,549
Total minimum lease payments	9,509,628	23,172,589
Less: Amounts representing interest	168,579	–
Total capital lease obligation recorded in balance sheet	$9,341,049	$23,172,589

Rent expense was $3,631,271 and $2,532,150 for the years ended December 31, 2009 and 2008, respectively.

19. Related-Party Transactions

The Company maintains certain policies and procedures for the review, approval, and ratification of related-party transactions to ensure that all transactions with selected parties are fair, reasonable and in the Company’s best interest. All significant relationships and transactions are separately identified by management if they meet the definition of a related party or a related-party transaction. Related-party transactions include transactions that occurred during the year, or are currently proposed, in which the Company was or will be a participant and in which any related person had or will have a direct or indirect material interest. All related-party transactions are reviewed, approved and documented by the appropriate level of the Company’s management in accordance with these policies and procedures.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

19. Related-Party Transactions (continued)

In conjunction with the September 27, 2007 transaction, the Company and HM Capital entered into a Financial Advisory Agreement relating to the provision of certain financial and strategic advisory services and consulting services. Beginning on October 1, 2007, the Company entered into a Monitoring and Oversight Agreement with HM Capital that provides for an annual base fee of either $500,000 or an annual monitoring fee of 2.0% of the budgeted consolidated annual EBITDA of UniTek Holdings, Inc. and its subsidiaries, whichever is higher. For the years ended December 31, 2009 and 2008, the Company paid $696,781 and $686,139, respectively, in monitoring and oversight fees including expenses.

Additionally, the Monitoring and Oversight Agreement also provides for a financial advisory fee equal to 1.5% of the purchase price for all subsequent transactions plus reimbursable expenses. For the years ended December 31, 2009 and 2008, the Company paid $104,133 and $266,856, respectively, in such fees.

20. Litigation

From time to time, the Company is a party to various lawsuits, claims, or other legal proceedings and is subject, due to the nature of its business, to governmental agency oversight, audits, investigations and review. Such actions may seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Under such governmental audits and investigations, the Company may become subject to fines and penalties or other monetary damages. With respect to such lawsuits, claims, proceedings and governmental investigations and audits, the Company accrues reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. The Company does not believe any of the pending proceedings, individually or in the aggregate, will have a material adverse effect on its consolidated results of operations, cash flows or financial condition.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

21. Fair Value Measurements

As defined by ASC 820, Fair Value Measurements and Disclosures (ASC 820), the fair value of an asset or liability would be based on an “exit price” basis rather than an “entry price” basis. Additionally, the fair value should be market-based and not an entity-based measurement. SFAS No. 157 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes three levels of input that may be used to measure fair value.

•
Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date.

•
Level 2 – Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

–	Quoted prices for similar assets or liabilities in active markets;

–	Quoted prices for identical or similar assets or liabilities in non-active markets;

–	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability; and

–	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

•
Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

21. Fair Value Measurements (continued)

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	Fair Value Measurements at December 31, 2009
	Fair Value at December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash	$2,263,278	$2,263,278	$–	$–
Total	$2,263,278	$2,263,278	$–	$–

Liabilities
Interest-rate collar	$1,547,663	$–	$1,547,663	$–
Total	$1,547,663	$–	$1,547,663	$–

The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

	Fair Value Measurements at December 31, 2008
	Fair Value at December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash	$5,348,133	$5,348,133	$–	$–
Total	$5,348,133	$5,348,133	$–	$–

Liabilities
Interest-rate collar	$1,669,076	$–	$1,669,076	$–
Total	$1,669,076	$–	$1,669,076	$–

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

21. Fair Value Measurements (continued)

The following table summarizes our financial assets and liabilities measured at fair value on a nonrecurring basis as of October 3, 2009, the date on which the Company determined that certain assets of the Telecom reporting unit were impaired:

	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Goodwill – Telecom	$32,670,235	$–	$–	$32,670,235
Customer Contracts – Telecom	480,000	–	–	480,000
Other Intangibles – Telecom	18,672	–	–	18,672
Total	$33,168,907	$–	$–	$33,168,907

Derivatives

On November 29, 2007, the Company entered into an interest-rate collar agreement with an aggregate notional principal amount of $65,000,000. The collar is used to hedge the required portion of the Company’s First Lien Credit Agreement. The fair value of the interest-rate collar liability was $1,547,663 and $1,669,076 at December 31, 2009 and 2008, respectively. The Company utilized a present value technique to fair value each derivative contract. The Company calculated the present value of future expected cash flows using a discount rate commensurate with the underlying risk of the debtor.

Asset Impairment

The Company performed its required annual goodwill impairment test as of October 3, 2009 and determined that the goodwill, customer contracts, and certain other intangibles of its Telecom reporting unit were impaired as of that date. The fair value of the goodwill was implied by calculating the fair value of the Telecom reporting unit and subtracting from that the fair values of the assets attributable to the reporting unit other than goodwill. The fair values of the reporting unit, the customer contracts, and the other intangible assets of Telecom were determined by estimating the future discounted cash flows attributable to each, which was determined using the Company’s internal operating forecasts, weighted-average cost of capital, and certain other assumptions (Level 3 measurements). The fair values of the other assets attributable to the Telecom reporting unit were calculated using observable inputs (Level 1 or 2 measurements) and used only for purposes of calculating the implied value of the Telecom reporting unit goodwill.

UniTek Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2009

22. Discontinued Operations

Discontinued operations consist of the satellite markets provided to DirecTV as part of the market swaps highlighted in Notes 3 and 4 and certain cable markets that have been exited for various operations reasons. The following table summarizes the results for our discontinued operations for the year ended December 31, 2009 and 2008:

	Year Ended December 31
	2009	2008

Revenues	$12,266,027	$47,035,198
Cost of revenues	11,530,252	40,065,390
Gross profit	735,775	6,969,808
Depreciation and amortization	665,220	2,517,116
Operating income	70,555	4,452,692
(Gain) loss on sale of assets	(110,885)	871,417
Income from discontinued operations before income taxes	181,440	3,581,275
Tax benefit from discontinued operations	–	453,000
Income from discontinued operations	$181,440	$4,034,275

23. Segment Reporting

We report our financial results on the basis of two reportable segments: (1) fulfillment and (2) engineering and construction.  The fulfillment segment consists of installation and other services for the television industry. This reporting segment includes the satellite and cable operating segments of the Company.  The Company recognizes revenue from fulfillment services net of satellite equipment as the Company acts solely as an agent.  The engineering and construction segment consists of engineering and construction services for the wired telecommunications industry on a project basis.  The reporting segment includes the telecom operating segment of the Company.  Revenue is recognized based on the contractually agreed price per unit as the units are completed.

The Company evaluates the performance of its operating segments based on several factors of which the primary financial measure is segment EBITDA.  Management believes segment operating income represents the closest GAAP measure to segment EBITDA.  Selected segment financial information for the years ended December 31, 2009 and December 31, 2008 is presented below:

	Year Ended
	December 31, 2009			December 31, 2008
	Fulfillment	Engineering & Construction	Total	Fulfillment	Engineering & Construction	Total

Revenue	$238,656,428	39,441,916	$278,098,344	$148,463,541	$67,288,371	$215,751,912

Cost of revenue	200,326,193	37,024, 261	237,350,454	123,422,622	56,896,101	180,318,723

Gross profit	38,330,235	2,417,655	40,747,890	25,040,919	10,392,270	35,433,189

Selling, general and administrative expenses	20,761,134	6,098,748	26,859,882	14,756,828	6,106,702	20,863,530

Asset impairment	—	38,430,952	38,430,952	—	—	—

Depreciation and amortization	17,144,224	9,733,803	26,878,027	11,305,876	9,964,312	21,270,188

Operating income (loss)	$424,877	$(51,845,848)	$(51,420,971)	$(1,021,785)	$(5,678,744)	$(6,700,529)

Interest expense, net			18,824,916			16,013,765

Other expense, net			284,273			7,480

Loss from continuing operations before income taxes			$(70,530,160)			$(22,721,774)

Acquisition of property and equipment	$4,110,563	$494,148	$4,604,711	$2,013,995	$771,906	$2,785,901

23. Segment Reporting (continued)

At December 31, 2009, the total assets of the fulfillment segment were $182,092,265 and the engineering and construction segment were $49,748,872.  This compares to $171,757,316 and $110,257,309 at December 31, 2008 for the fulfillment and engineering and construction segment, respectively.  The increase of $10,334,949 in the fulfillment segment was primarily from higher working capital.  The decrease of $60,508,437 on the engineering and construction segment compared to December 31, 2008 was primarily related to the impairment of long-lived assets in 2009 and lower working capital.

At December 31, 2009, goodwill of the fulfillment segment was $104,822,810 and the engineering and construction segment was $33,004,745.  This compares to $107,808,637 and $63,894,835 at December 31, 2008 for the fulfillment and engineering and construction segment, respectively.  The decrease of $2,985,827 in the fulfillment segment was primarily related to the 2009 DirecTV swap.  The decrease of $30,890,090 on the engineering and construction segment compared to December 31, 2008 was primarily related to the impairment of the telecom goodwill in 2009.

Our two largest customers contributed accounted for 89% and 84%, respectively, of revenue to the fulfillment segment in 2009 and 2008.  Our largest two customers contributed 83% and 84%, respectively, of revenue to the engineering and construction segment in 2009 and 2008.  No other customers contributed more than 10% of segment revenue.

During the years ended December 31, 2009 and 2008, DirecTV contributed 64% and 44%, respectively, and Comcast contributed 13% and 14%, respectively, to our total revenue to the fulfillment segment.

24. Subsequent Events

On January 26, 2010, HM Capital and certain other shareholders invested $12.5 million of equity into Holdings for 12,500,000 shares of Series A Convertible Preferred Stock of Holdings (“Holdings Series A”).

On January 27, 2010, Holdings and HM Capital entered into an Agreement and Plan of Merger with Berliner Communications, Inc. (“Berliner”). Berliner is a public company trading on the OTC Bulletin Boards. Berliner services the wireless telecommunications industry’s construction and site acquisition markets. The terms of the Agreement and Plan of Merger call for Holdings common shares to be exchanged at a 1:1 ratio for Berliner common shares. In addition, Holdings paid in full the $11,581,502 outstanding principal of the Berliner senior credit facility with PNC Bank and the Company repaid $2.0 million of the outstanding balance on its Term B Credit Facility. The PNC payoff was funded by Berliner excess cash and the proceeds received from the issuance of Holdings Series A shares.

For accounting purposes, the Merger is treated as a reverse merger with the Company being the accounting acquirer.  Unaudited pro-forma information of the Company assuming the Merger, and the related amendments to the Company’s debt facilities, had been completed as of January 1, 2009 is as follows (in thousands):

Revenues	$347,511
Operating loss	$(58,624)
Net loss from continuing operations	$(77,091)

In connection with the Berliner transaction, the Company entered into an Amended and Restated Monitoring and Oversight Agreement (the “M&O Agreement”) with HM Capital. Pursuant to the M&O Agreement, the Company will pay HM Capital an annual fee of $720,000 for calendar year 2010, $730,000 for calendar year 2011 and $754,000 for calendar year 2012 and for each calendar year thereafter. Each annual fee will be payable quarterly; however, no payment is due unless the Company meets a total leverage ratio defined in the M&O Agreement. In the event the ratio is not achieved, the annual fee will accrue until any subsequent quarter in which the covenant level is exceeded at which time all accrued and unpaid payments will become due and payable.

24. Subsequent Events (continued)

In conjunction with the Berliner transaction, the Company entered into a Credit and Support Agreement with two funds of HM Capital that are parties to the guaranty of the Holdings Revolving Facility.  The Credit and Support Agreement provides for the payment of a credit support fee for the continued guaranty of the Company’s performance under the Holdings Revolving Facility.  The credit support fee is equal to 6% (or the maximum contract rate of interest permitted by law if less than 6%) on the aggregate of the outstanding principal and accrued interest added to the principal.  The credit support fee is payable quarterly in cash or, at the Company’s option in shares of Berliner Series B Preferred stock.

On March 31, 2010, the Company entered into a Senior Secured Letter of Credit Facility arrangement (the “LOC Facility”), via an amendment to the First Lien Credit Agreement, by and among the Company, Midco, certain subsidiaries of the Company as guarantors, the initial lenders under the LOC Facility, Royal Bank of Canada, as administrative agent and collateral agent for the lenders and HSBC Bank Canada, as issuing bank for the letters of credit. The LOC Facility permits the Company to draw from a $12,000,000 tranche added to the credit facility established by the First Lien Credit Agreement. This tranche allows the Company to issue letters of credit in support of the Company’s obligations under certain insurance policies and other general corporate purposes. The LOC Facility charges a 1.333% per month cash fee payable on issued but unfunded letters of credit and a 1.0% per annum cash fee on the daily average unfunded amount of the LOC Facility. Funded letters of credit will carry an interest rate of LIBOR plus 6.75% per annum with a 2.5% LIBOR floor.

On June 16, 2010, the Company entered into an amendment with the First Lien Debt Holders to amend certain financial covenants.

On July 16, 2010, the Company amended its existing Term B Credit Facility to provide a Third Incremental Term B Facility of up to $20,000,000.  $15,000,000 of the facility was made available to the Company upon the closing of the amendment.  The additional $5,000,000 of the facility shall be available to the Company as early as November upon the achievement of certain EBITDA levels and covenant compliance as defined in the amendment.  The proceeds were used to reduce the existing balance on the Revolving Credit Facility to support future working capital needs.  The Third Incremental Term B Facility currently bears interest at the same rate as the prior Term B facility.  Pursuant to the terms of the amendment, the Third Incremental Term B Lenders received warrants to purchase an aggregate of 3,000,000 shares of common stock of the Company.  The warrants have an exercise price of $0.01 per share, vested 25% upon issuance, and the remaining warrants vest ratably through September 1, 2012.  The warrants contain a cashless exercise provision and provide for anti-dilution adjustments in the case of reclassifications, consolidations, mergers or sales that impact the Company’s common stock.